InPhonic Regains Compliance with NASDAQ Listing Requirements

WASHINGTON, July 5, 2007 (BUSINESS WIRE) — InPhonic, Inc. (NASDAQ:INPC), a leading online seller of wireless services and products, today announced that InPhonic has been notified by NASDAQ’s Listing and Hearing Review Council that it has complied with the continued listing standards on The Nasdaq Stock Market. As a result of the recent filing of the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007, InPhonic is now current with all of its SEC filing requirements.

“We are pleased that the NASDAQ compliance issues are resolved,” said David Steinberg, InPhonic’s CEO. “We are now completely focused on our goal of driving future profitable growth and generating positive operating cash flow as soon as possible. Although the last several months have been difficult, we are actively working to improve the business and are looking forward to seeing the results of these changes in the second half of the year.”

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ:INPC) is a leading online seller of wireless services and products. InPhonic sells these services and devices through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly (www.wirefly.com), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

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“Safe Harbor” Statement—Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

SOURCE: InPhonic, Inc.

Contacts:

InPhonic, Inc.

Gregory Cole

SVP, Corporate Treasurer

(202) 350-6156

Gary Tiedemann

VP, Investor Relations

202-350-6107

investor@inphonic.com

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